Exhibit 99

FOR IMMEDIATE RELEASE

For further information, contact
Wesley Davidson 708-450-3145
Dan Stone 708-450-3005

Alberto-Culver Continues on Pace for 12th Consecutive Record Year with 2003 Third Quarter and Nine Month Results

Melrose Park, IL (July 24, 2003) – The Alberto-Culver Company (NYSE: ACVA, ACV) today reported that its net earnings for the third quarter ended June 30, 2003 had increased 16.9 percent on a sales increase of 8.1 percent.

Howard B. Bernick, President and Chief Executive Officer of Alberto-Culver, reported that sales for the company reached a record level of $736.1 million for the quarter versus $681.1 million in the third quarter of fiscal year 2002. Net earnings for the quarter were $42.6 million compared to $36.4 million in the preceding year. This produced diluted earnings per share of 71 cents compared with 61 cents in the third quarter of 2002. Basic earnings per share were 73 cents versus the prior year’s 63 cents.

For the first nine months of fiscal 2003, sales grew by 9.6 percent to $2.14 billion compared to $1.95 billion in the previous year, and net earnings increased 18.4 percent to $116.4 million versus $98.3 million in fiscal 2002. Diluted earnings per share were $1.94 and basic earnings per share were $2.00 for the first nine months of fiscal 2003 compared to 2002 results of $1.66 and $1.72, respectively.

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Alberto-Culver – Fiscal 2003 Third Quarter, 9 Months Results	Page 2

Mr. Bernick said that “he was most pleased by the endurance and sustainability of Alberto-Culver’s beauty care businesses in a period of heightened competitive activity in the hair care category, domestically and overseas, and during a time of extremely challenging retail trade conditions in the U.S. and around the world.”

“During these difficult times we have been able to grow not only our sales and earnings, but our profit margins and our balance sheet as well. At the end of the third quarter, Alberto-Culver had over $1.0 billion in shareholders’ equity for the first time, while our cash and cash equivalents exceeded $300 million, another record,” he added.

“We expect to have achieved our twelfth consecutive record sales and record earnings year when the 2003 fiscal year is completed on September 30. And we are now putting together our plans for fiscal 2004, another year in which we anticipate that hard work and major investments will keep the momentum going,” Mr. Bernick commented.

Also today, the Alberto-Culver Board of Directors approved the payment of the company’s regular quarterly cash dividend of 10.5 cents per share on both the company’s Class A (ACVA) and Class B (ACV) shares. The dividend will be paid on August 20, 2003 to stockholders of record on August 4, 2003.

Mr. Bernick said the company would discuss the third quarter and nine month results with investors in a conference call to be held today at 3:30pm EDT. The dial-in numbers for the call are 800-283-1485 or 703-736-7226. The numbers for a replay of the conference call are 888-266-2081 or 703-925-2533 and will be available for seven days. The passcode is 196924. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.companyboardroom.com.

Alberto-Culver – Fiscal 2003 Third Quarter, 9 Months Results	Page 3

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemme in the United States and internationally. We believe that the Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands of manufacturers such as Matrix, Redken, Paul Mitchell, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of our markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in our exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver – Fiscal 2003 Third Quarter, 9 Months Results	Page 4

Consolidated Condensed Statements of Earnings (Unaudited)

Three Months Ended June 30	2003	2002
Net sales	$736,057,000	681,074,000
Cost of products sold	371,889,000	345,000,000

Gross profit	364,168,000	336,074,000
Advertising, marketing, selling and administrative	293,420,000	274,563,000

Operating earnings	70,748,000	61,511,000
Net interest expense	5,652,000	5,509,000

Earnings before income taxes	65,096,000	56,002,000
Provision for income taxes	22,532,000	19,601,000

Net earnings	$42,564,000	36,401,000

Net earnings per share:
Basic	$0.73	0.63
Diluted	$0.71	0.61

Weighted average shares outstanding:
Basic	58,374,000	57,544,000
Diluted	60,073,000	59,632,000

Nine Months Ended June 30	2003	2002
Net sales	$2,139,789,000	1,953,096,000
Cost of products sold	1,073,245,000	992,407,000

Gross profit	1,066,544,000	960,689,000
Advertising, marketing, selling and administrative	869,057,000	792,396,000

Operating earnings	197,487,000	168,293,000
Net interest expense	16,968,000	16,993,000

Earnings before income taxes	180,519,000	151,300,000
Provision for income taxes	64,084,000	52,955,000

Net earnings	$116,435,000	98,345,000

Net earnings per share:
Basic	$2.00	1.72
Diluted	$1.94	1.66

Weighted average shares outstanding:
Basic	58,209,000	57,240,000
Diluted	59,907,000	59,082,000

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Alberto-Culver – Fiscal 2003 Third Quarter, 9 Months Results	Page 5

Consolidated Condensed Balance Sheets (Unaudited)

	June 30
Assets	2003	2002
Cash and cash equivalents	$301,143,000	149,464,000
Accounts receivable, net	216,729,000	218,008,000
Inventories	548,152,000	513,631,000
Other current assets	40,487,000	28,275,000

Total current assets	1,106,511,000	909,378,000
Property, plant and equipment, net	252,690,000	250,949,000
Goodwill and trade names, net	437,445,000	416,121,000
Other assets, net	73,788,000	66,547,000

Total assets	$1,870,434,000	1,642,995,000

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$2,860,000	3,818,000
Accounts payable, accrued expenses and income taxes	446,687,000	422,617,000

Total current liabilities	449,547,000	426,435,000
Long-term debt	320,542,000	322,455,000
Other liabilities and deferred taxes	89,394,000	72,300,000
Stockholders’ equity	1,010,951,000	821,805,000

Total liabilities and stockholders’ equity	$1,870,434,000	1,642,995,000

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